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PNC BANK CORP. AND SUBSIDIARIES                                    EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS
  TO FIXED CHARGES


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
                                                                                         Year ended December 31
                                                 Nine months ended  ----------------------------------------------------------------
Dollars in thousands                            September 30, 1998      1997         1996         1995         1994         1993
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income before taxes and cumulative effect of
   changes in accounting principles                     $1,264,810   $1,618,599   $1,527,551   $  627,012   $1,209,916   $1,140,487
Fixed charges excluding interest on deposits             1,019,134    1,171,648    1,096,893    1,487,279    1,104,573      704,228
                                                        ---------------------------------------------------------------------------
   Subtotal                                              2,283,944    2,790,247    2,624,444    2,114,291    2,314,489    1,844,715
Interest on deposits                                     1,095,409    1,456,587    1,428,771    1,551,816    1,159,242    1,005,658
                                                        ---------------------------------------------------------------------------
   Total                                                $3,379,353   $4,246,834   $4,053,215   $3,666,107   $3,473,731   $2,850,373
                                                        ===========================================================================

FIXED CHARGES
Interest on borrowed funds                                $948,749   $1,098,365   $1,064,847   $1,455,069   $1,070,565   $  676,319
Interest component of rentals                               26,181       29,312       29,839       31,283       32,247       26,491
Amortization of borrowed funds                                 701          833          816          927        1,761        1,418
Distributions on capital securities                         43,503       43,138        1,391
                                                        ---------------------------------------------------------------------------
   Subtotal                                              1,019,134    1,171,648    1,096,893    1,487,279    1,104,573      704,228
Interest on deposits                                     1,095,409    1,456,587    1,428,771    1,551,816    1,159,242    1,005,658
                                                        ---------------------------------------------------------------------------
   Total                                                $2,114,543   $2,628,235   $2,525,664   $3,039,095   $2,263,815   $1,709,886
                                                        ===========================================================================

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                                2.24x        2.38x        2.39x        1.42x        2.10x        2.62x
Including interest on deposits                                1.60         1.62         1.60         1.21         1.53         1.67
====================================================================================================================================
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